FOR IMMEDIATE RELEASE


Media Contact:                        Charles Keller
                                      212-678-7786
                                      charles.r.keller@ampf.com

Stockholder Contact:                  Chris Moran
                                      617-218-3864
                                      christopher.m.moran@ampf.com



                      SELIGMAN SELECT MUNICIPAL FUND, INC.

                 DECLARES DECEMBER INCOME DIVIDEND DISTRIBUTION

NEW YORK, December 5, 2008 - Seligman Select Municipal Fund, Inc. ("Select Municipal"; NYSE: SEL) today announced an income dividend of $0.036 per common share. The dividend will be payable December 22, 2008 to stockholders of record on December 15, 2008. Common shares of Select Municipal will be offered "ex-dividend" on December 11, 2008.

On September 4, 2008, Select Municipal announced that its Board of Directors, at a meeting held on September 3, 2008, approved and recommended to stockholders, at a special meeting to be held on December 18, 2008, the acquisition of Select Municipal by National Municipal Class ("National Fund"), a series of Seligman Municipal Fund Series, Inc. (the "Acquisition").

National Fund is an open-end fund that pursues an investment strategy similar to that of Select Municipal. Unlike Select Municipal, a closed-end fund that utilizes leverage provided by preferred stock, National Fund does not utilize leverage. The Acquisition is subject to approval by the stockholders of Select Municipal. As consideration for their shares, holders of Select Municipal's common stock will receive Class A shares of National Fund with a value equal to the net asset value of their shares of Select Municipal. Redemptions and exchanges of shares of National Fund issued pursuant to the Acquisition would be subject to a redemption fee of 2% for a period of one year following the closing of the Acquisition. The agreement relating to the Acquisition requires that the outstanding shares of preferred stock of Select Municipal be redeemed prior to consummation of the Acquisition.

Effective November 7, 2008, each of Select Municipal and National Fund are managed by RiverSource Investments, LLC ("RiverSource"), a wholly-owned subsidiary of Ameriprise Financial, Inc. Prior to then, each of Select Municipal and National Fund were managed by J. & W. Seligman & Co. Incorporated. RiverSource manages Select Municipal under an interim investment management services agreement effective November 7, 2008 for a period of up to 150 days (through April 5, 2009), during which time Select Municipal will solicit stockholder vote on a new investment management services agreement with RiverSource. Shareholders of

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National Fund approved a new investment  management  services  agreement between
Seligman  Municipal  Fund  Series,   Inc.  (on  behalf  of  National  Fund)  and
RiverSource at a special meeting of shareholders held on November 3, 2008.

A Special Meeting of Stockholders of Select Municipal is scheduled to be held on December 18, 2008 to vote upon the Acquisition (the "Special Meeting"). The close of business on October 24, 2008 was fixed as the record date for the determination of stockholders entitled to notice of, and to vote at, the Special Meeting (the "Record Date"). At the Special Meeting, stockholders of Select Municipal will also consider the election of directors of Select Municipal and a proposed new investment management services agreement between Select Municipal and RiverSource. If Select Municipal stockholders approve the Acquisition at the Special Meeting, it is expected that the Acquisition will close in the first quarter of 2009.

Additional information about the Acquisition and the other matters to be considered at the Special Meeting will be included in the prospectus/proxy statement that was sent to stockholders who held shares of Select Municipal as of the Record Date.

This press release does not constitute an offering of securities.

RiverSource Investments, LLC, 200 Ameriprise Financial Center, Minneapolis, Minnesota 55474, is also the investment manager of the other funds in the Seligman Group of Funds, and is a wholly-owned subsidiary of Ameriprise Financial. Ameriprise Financial is a financial planning and financial services company that has been offering solutions for clients' asset accumulation, income management and protection needs for more than 110 years. In addition to managing investments for the Seligman Group of Funds, RiverSource Investments manages investments for the RiverSource funds, itself and its affiliates. For institutional clients, RiverSource Investments and its affiliates provide investment management and related services, such as separate account asset management, and institutional trust and custody, as well as other investment products.

You should consider the investment objectives, risks, charges, and expenses of the Fund carefully before investing. You can obtain the Fund's most recent periodic reports and other regulatory filings by contacting your financial advisor or Seligman Services, Inc. at 800-597-6068. These reports and other filings can also be found on the Securities and Exchange Commission's EDGAR Database. You should read these reports and other filings carefully before investing or sending money.

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